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                                                                    Exhibit 99.1





                  FUTURELINK COMPLETES ACQUISITION OF UK-BASED
               KNS HOLDINGS LIMITED (TRADING AS KNS DISTRIBUTION)


Irvine, California, December 22, 1999 -- FutureLink Corp. (OTC: FLNK) today announced that it completed the acquisition of privately-held, UK-based, KNS Holdings Limited (trading as KNS Distribution) ("KNS"), the largest distributor of Citrix products outside of the U.S. The acquisition was previously announced November 16, 1999 upon signing of the definitive agreement.

ABOUT KNS

KNS is a leading distributor of technology solutions in the United Kingdom. KNS has been the top Citrix distributor in the world, excluding the United States, in l996, l997 and l998. KNS is headquartered in Newbury, Berkshire, United Kingdom and has offices in Edinburgh, Scotland. KNS has over 360 active resellers for six product lines and employs a professional and technical staff of 44.

ABOUT FUTURELINK

FutureLink, The Computer Utility Company(TM), is one of the founders of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium.

FutureLink's Application Hosting Services Division provides businesses with off-site, Internet-based computing. The company's Application Hosting Platforms Division builds application server farms and provides Citrix application server software integration services. With Application Hosting Platform solutions, FutureLink customers manage their own server farms, and provide ASP services to users with their own IT staff and FutureLink consultants.

                                     -more


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For more information, contact FutureLink toll-free at (877) 216-6001; e-mail:
sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.



Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.